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                                                                      EXHIBIT 99

           THE O'GARA COMPANY REPORTS FIRST QUARTER OPERATING RESULTS

         FAIRFIELD, Ohio, April 30/PRNewswire/ -- The O'Gara Company (Nasdaq:
OGAR) today reported net sales of $23.8 million for the first quarter ended March 31, 1997, as compared to $21.4 million for the same period of the prior year. Net income for the first quarter of 1997 was $1.2 million or $0.18 per share, as compared to net income for the same period of the prior year, on a pro forma basis after giving effect to certain transactions as if they occurred January 1, 1996 (including amortization of certain intangible assets, elimination of interest expense, and a provision for income taxes), of $1.7 million and $0.28 per share. Revenue and net income in the first quarter of 1996 were both positively affected by an acceleration request of the U.S. Army for HMMWV deliveries for Bosnia.

         Commenting on the first quarter operating results, Bill O'Gara, Chief Executive Officer, said "Our first quarter results were in line with our operating plan. Not only did we see substantial revenue growth, but we are also achieving our stated objective of increasing the commercial element of our revenue. Gross margins in the first quarter benefited both from a favorable commercial sales mix and from adjustments as we closed out certain military contracts. Our increase in commercial revenue is coming partially from the three strategic acquisitions we completed in the first quarter; also the growing revenues from our foreign subsidiaries in Mexico and Brazil are starting to have a significant impact. Our Brazilian operation had more revenue in the first quarter than it did in all of 1996. Mexico had first quarter revenues of slightly over $1.2 million compared to $2.5 million for all of 1996. The increase in commercial revenue resulted in military sales constituting only 39% of our total revenue versus 66% for the year ended 1996.

         "Our selling, general and administrative expenses as a percentage of revenue were 17% in the first quarter as we continue to put the resources in place to fuel growth. We expect this percentage to decrease in the second, third and fourth quarters as our sales volume continues to increase. On an annual basis, including amortization of goodwill, this percentage should be below last year's level of 15.4%.

         "Demand for our products continues to be strong. The completion of the Labbe, Next Destination and ITI acquisitions early in the year has put us in a strong position to achieve our goals for 1997."

         Certain statements made in this press release are forward-looking statements, and as such, involve risks and uncertainties. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance and perceived opportunities in the market. The Company's actual results, performance and achievements may differ materially from the results, performance and achievements expressed or implied in such forward-looking statements. For a discussion of some of the facts that might cause such a difference, please refer to the Company's reports filed with the Securities and Exchange Commission, including its Form 10-K, dated March 27, 1997.

         The O'Gara Company is an integrated security company with three business lines: security hardware products, security systems integration and security services. The Security Hardware Products Group markets all of the Company's armoring products, including ballistic and blast protected armoring systems for military and commercial vehicles, aircraft and missile components. The Security Systems Integration Group offers planning, design and hardware and software integration services which are customized to meet specific satellite communications or site protection needs of customers. The Security Services Group offers security-related services such as advanced driver training, background clearances, business intelligence, country-risk assessments, forensic auditing, force protection consulting and private security agent training.

         With headquarters in Fairfield, Ohio, USA, near Cincinnati, The O'Gara company has manufacturing facilities in Fairfield, Ohio; Sao Paulo, Brazil; Lamballe, France; Torino, Italy; Mexico City, Mexico; and St. Petersburg, Russia and has additional offices in Los Angeles, California; Washington, D.C.; Salisbury, England; Paris, France; Nairobi, Kenya; Deer Park, New York; Moscow, Russia; and Geneva, Switzerland.



                                              THE O'GARA COMPANY
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                                                  --Unaudited (Dollars in thousands,
                                                        except per share data)--
                                                      Three Months Ended March 31,
                                        ----------------------------------------------------------
                                                             Pro Forma (a)
                                             1996                 1996                 1997
                                        ----------------     ----------------    -----------------
Net Sales                                       $21,417              $21,417              $23,817
Net Income                                      $ 2,836              $ 1,727              $ 1,227
Net Income Per Share                                 --                $0.28                $0.18
Weighted Average Number of
Common Shares Outstanding                            --                6,174                7,005
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      (a)-- Pro forma information reflects the application of adjustments resulting from the Company's initial public offering on November 12, 1996, as if such changes had been effected on the first day of the period presented. The most significant adjustment is the application of corporate income taxes to the
Company's consolidated income before income taxes at an effective tax rate of approximately 40%, which represents the estimated combined federal and state income tax rates. The Company had previously elected to be treated as an S
Corporation for federal and state income tax purposes. The weighted average number of common shares outstanding reflects the issuance of shares necessary to generate enough net proceeds to fund other pretax pro forma adjustments.

Source:  The O'Gara Company
4/30/97
Contact:  Bill T. O'Gara, Chief Executive Officer, The O'Gara Company
513-874-2112
(OGAR)